Exhibit 99.1

Press Release

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TIDEWATER INC. ● Pan-American Life Center ● 601 Poydras Street, Suite 1500 ● New Orleans, LA 70130 ● Telephone (504) 568-1010 ● Fax (504) 566-4582

Tidewater Receives Limited Waiver Extensions from its Lenders and Noteholders

NEW ORLEANS, October 21, 2016 – As previously reported, Tidewater Inc. (NYSE: TDW) has been in discussions with its principal lenders and noteholders to amend the company’s various debt arrangements to obtain relief from certain covenants. Pending the resolution of those discussions, the company received limited waivers from the necessary lenders and noteholders which waived compliance with these covenants until October 21, 2016. The company has now received extensions of these waivers until November 11, 2016.

The company has previously reported that progress was being made in its negotiations with its principal lenders and noteholders to obtain the covenant relief sought; however, recent industry data, including data regarding projected levels of offshore drilling activity, a primary driver of activity within the offshore service vessel (OSV) industry, has led the company to conclude that important debt terms will require further negotiation. While the company will continue to work toward amendments to its various debt arrangements that will be acceptable to all parties, there is a possibility that the lenders, noteholders and the company will not be able to negotiate new debt terms that are acceptable to all parties, in which case the company will have to consider other options, including a possible reorganization under Chapter 11 of the federal bankruptcy laws.

Tidewater is the leading provider of OSVs to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.